Exhibit 99.1

NEWS RELEASE	DATE: January 28, 2016

NASDAQ REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•	The company achieved record net revenues and diluted EPS, as well as record non-GAAP diluted EPS for both the fourth quarter of 2015 and the full year ended December 31, 2015.

•	Fourth quarter 2015 non-GAAP diluted EPS of $0.89, an increase of 10% compared to the fourth quarter of 2014. Fourth quarter 2015 GAAP diluted EPS was $0.88.

•	Fourth quarter 2015 net revenues[1] were $536 million, up 4% year-over-year. On an organic basis, excluding the impact of changes in foreign exchange rates and acquisitions, net revenues increased 5%.

•	Non-trading segment organic revenue growth was 8% in the fourth quarter of 2015.

•	In the fourth quarter, Nasdaq repurchased approximately $67 million of common stock. Through dividend payments and stock buybacks, the company returned $526 million in capital to shareholders in 2015.

New York, N.Y. — Nasdaq, Inc. (Nasdaq: NDAQ) today reported record results for the fourth quarter and full year of 2015. Fourth quarter net revenues were $536 million, up 4% from $517 million in the prior year period, driven by a $37 million positive impact from operations, partially offset by a $18 million negative impact of changes in foreign exchange rates. On an organic basis, excluding the impact of changes in foreign exchange rates and acquisitions, total fourth quarter net revenues were up 5%, while across the non-trading segments, organic revenue growth was 8%.

“Over the last several years, we have built a strategic portfolio of businesses that provide a level of resiliency through significant non-transaction revenue streams and scale potential through a strong global trading franchise,” said Bob Greifeld, CEO, Nasdaq. “In the fourth quarter of 2015, market volatility and macro uncertainty have risen at the same time our non-transaction businesses have produced strong organic growth. These factors combined with our inherent operating leverage and disciplined capital deployment have delivered record results and attractive earnings growth to our shareholders.”

Mr. Greifeld continued, “Our performance is a reflection of a relentless focus on better serving our corporate issuer and investment community customers across a broad offering of products and solutions. Through our commodities platform we are working to create more efficient trading opportunities in key U.S. energy products, our new investor relations platform is working to transform the workflow and productivity of corporate officers, and in the private market we are looking to expand and enhance the equity management and liquidity offerings of private companies. Executing against this wide-ranging set of opportunities advances our clients’ objectives and improves our competitive position.”

On a non-GAAP basis, fourth quarter 2015 operating expenses were $285 million, up 2% as compared to the prior year quarter, due to higher organic spend and the impact of the Dorsey Wright Associates, LLC, or DWA, acquisition partially offset by the favorable impact of changes in foreign exchange rates. On a GAAP basis, operating expenses were $290 million in the fourth quarter of 2015, compared to $344 million in the prior year quarter.

“The fourth quarter capped a year of significant cash flow generation, and we continued to apply our return on invested capital based discipline to directing capital deployment,” said Lee Shavel, EVP and CFO, Nasdaq. “I’m pleased we were able to deliver the majority of non-GAAP income back to shareholders, in both the fourth quarter and the full-year, while simultaneously finding opportunities to deploy very meaningful levels of capital towards internal investments like NFX and our blockchain initiatives, as well as on selected acquisitions, such as the DWA index and analytics business, all while remaining within our targeted leverage profile.”

[1]	Represents revenues less transaction-based expenses.

On a non-GAAP basis, net income attributable to Nasdaq for the fourth quarter of 2015 was $150 million, or $0.89 per diluted share, up $0.08 compared to $0.81 in the fourth quarter of 2014. On a GAAP basis, net income attributable to Nasdaq for the fourth quarter of 2015 was $148 million, or $0.88 per diluted share, compared with $87 million, or $0.50 per diluted share, in the prior year quarter.

Please refer to our reconciliation of GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses included in the attached schedules.

The company repurchased 1.2 million shares, or $67 million of common stock, in the fourth quarter of 2015 at an average price of $56.58. At December 31, 2015, there is $159 million remaining under the board authorized share repurchase program.

At December 31, 2015, the company had cash and cash equivalents of $301 million and total debt of $2,364 million, resulting in net debt of $2,063 million. This compares to net debt of $1,870 million at December 31, 2014.

BUSINESS HIGHLIGHTS

Market Services (36% of total net revenues) — Net revenues were $195 million in the fourth quarter of 2015, down $6 million when compared to $201 million in the fourth quarter of 2014. The $6 million year-over-year decrease reflects a $2 million operational increase, which was more than offset by an $8 million decrease due to changes in foreign exchange rates.

Equity Derivatives (9% of total net revenues) — Net equity derivative trading and clearing revenues were $48 million in the fourth quarter of 2015, down $5 million compared to the fourth quarter of 2014. The decrease in equity derivatives revenue was driven by lower industry trading volumes, lower U.S. market share, and foreign exchange impact.

Cash Equities (12% of total net revenues) — Net cash equity trading revenues were $66 million in the fourth quarter of 2015, up $7 million compared to the fourth quarter of 2014. The increase in cash equity revenue resulted from higher U.S. average net capture, partially offset by lower U.S. market share and foreign exchange impact.

Fixed Income, Currency and Commodities (4% of total net revenues) — Net FICC trading and clearing revenues were $20 million in the fourth quarter of 2015, down $9 million from the fourth quarter of 2014, due to volume declines in U.S. fixed income and commodities products, and foreign exchange impact.

Access and Broker Services (11% of total net revenues) — Access and broker services revenues were $61 million in the fourth quarter of 2015, up $1 million compared to the fourth quarter of 2014, as organic revenue increases were partially offset by foreign exchange impact.

Information Services (24% of total net revenues) — Revenues were $127 million in the fourth quarter of 2015, up $14 million from the fourth quarter of 2014. The $14 million year-over-year increase reflects an $8 million organic increase and a $9 million increase from the acquisition of DWA, which was partially offset by a $3 million decrease due to changes in foreign exchange rates.

Data Products (18% of total net revenues) — Data products revenues were $98 million in the fourth quarter of 2015, up $7 million compared to the fourth quarter of 2014, as increased revenue from proprietary and shared tape revenue plans as well as the inclusion of revenue associated with the DWA acquisition were partially offset by the negative impact of changes in foreign exchange rates.

Index Licensing and Services (6% of total net revenues) — Index licensing and services revenues were $29 million in the fourth quarter of 2015, up $7 million from the fourth quarter of 2014. The revenue growth was primarily driven by the DWA acquisition, including subsequent growth since closing the transaction.

Technology Solutions (27% of total net revenues) — Revenues were $146 million in the fourth quarter of 2015, up $4 million from the fourth quarter of 2014. The $4 million year-over-year increase reflects a $9 million operational increase, partially offset by a $5 million decrease due to changes in foreign exchange rates.

Corporate Solutions (14% of total net revenues) — Corporate solutions revenues were $75 million in the fourth quarter of 2015, down $3 million from the fourth quarter of 2014. The corporate solutions revenue decline was primarily due to the impact of changes in foreign exchange rates.

Market Technology (13% of total net revenues) — Market technology revenues were $71 million in the fourth quarter of 2015, up $7 million from the fourth quarter of 2014. The increase was driven by organic growth in surveillance products and higher change request revenue, partially offset by changes in foreign exchange rates. New order intake was $116 million for the fourth quarter of 2015, and the order backlog at December 31, 2015 was $788 million, up 10% from the prior year period and an all-time record.

Listing Services (13% of total net revenues) — Revenues were $68 million in the fourth quarter of 2015, up $7 million compared to the fourth quarter of 2014. The $7 million year-over-year increase reflects a $9 million operational increase partially offset by a $2 million decrease due to changes in foreign exchange rates. The operational improvement is due to certain pricing actions and increases in the number of both U.S. and European listed companies.

INITIATING 2016 NON-GAAP EXPENSE GUIDANCE — The company has initiated 2016 non-GAAP operating expense guidance of $1,110-$1,160 million. Included in this non-GAAP operating expense guidance is an expected $35-$45 million in R&D spending.

CORPORATE HIGHLIGHTS

•	The Nasdaq Stock Market (Nasdaq) Led U.S. Exchanges for IPOs in 4Q15 and 2015. Nasdaq welcomed 72 new listings in the fourth quarter of 2015, including 32 IPOs. Approximately 78% and 73% of all U.S. IPOs listed with Nasdaq in the fourth quarter of 2015 and full year 2015, respectively. IPOs in the fourth quarter of 2015 included companies from diverse industries including healthcare, financial services, and technology, including Match Group, NovoCure, CPI Card Group, Allegiance Bancshares and Atlassian.

•	Continued momentum at The NASDAQ Private Market (NPM). Nasdaq completed its acquisition of SecondMarket while growth continued across the client base in ExactEquity, outsourced administration, structured liquidity programs and NPM membership. NPM, including the partial-quarter impact of SecondMarket, served 107 private companies using subscription products like equity cap table administration or executing liquidity events in 2015, up from 61 in 2014.

•	Nasdaq Linq enables private securities issuance using blockchain technology. Nasdaq Linq successfully recorded a private securities transaction using blockchain technology, enabling the issuer to digitally represent a record of ownership while significantly reducing settlement time and eliminating the use of paper certificates. In November, Nasdaq announced that it is exploring the application of its blockchain technology to proxy voting in Estonia, a second application of blockchain technology.

•	Borsa Istanbul’s initial technology implementation goes live. Borsa Istanbul went live in mid-December on nine of Nasdaq’s market-leading technologies including trading and clearing, settlement, market data management, index calculation, market surveillance, business intelligence, and pre- and post-trade risk management. The initial implementation is for Borsa İstanbul’s equity market, and the exchange has also agreed to implement Nasdaq technology for its other markets, including derivatives, debt securities, and precious metals markets.

•	Nasdaq announces agreement to acquire Chi-X Canada. In December 2015, Nasdaq announced that it will acquire Chi-X Canada, an Alternative Trading System for Toronto Stock Exchange (TSX) and TSX Venture Securities, from Chi-X Global. The acquisition provides Nasdaq with direct access to the Canadian equities market and is expected to close in the first quarter of 2016. The deal expands Nasdaq’s North American equities trading business and will ultimately enhance the trading experience for market participants across technology and functionality.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,700 listed companies with a market value of approximately $9.6 trillion and nearly 10,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess Nasdaq’s operating performance and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

MEDIA RELATIONS CONTACT: + Joseph Christinat + +1.646.441.5121 + joseph.christinat@nasdaq.com	INVESTOR RELATIONS CONTACT: + Ed Ditmire, CFA + +1.212.401.8737 + ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Market Services	$524	$542	$603	$2,084	$2,229
Transaction-based expenses:
Transaction rebates	(249)	(256)	(294)	(983)	(1,065)
Brokerage, clearance and exchange fees	(80)	(86)	(108)	(330)	(368)

Total Market Services revenues less transaction-based expenses	195	200	201	771	796
Listing Services	68	66	61	264	238
Information Services	127	132	113	512	473
Technology Solutions	146	131	142	543	560

Revenues less transaction-based expenses	536	529	517	2,090	2,067

Operating Expenses:
Compensation and benefits	149	150	149	590	588
Marketing and advertising	9	6	8	28	32
Depreciation and amortization	35	34	33	138	137
Professional and contract services	39	33	40	148	157
Computer operations and data communications	26	23	24	107	92
Occupancy	22	22	34	85	110
Regulatory	6	7	6	27	27
Merger and strategic initiatives	4	4	35	10	81
General, administrative and other	(12)	11	15	65	89
Restructuring charges	12	8	—	172	—

Total operating expenses	290	298	344	1,370	1,313

Operating income	246	231	173	720	754
Interest income	1	1	2	4	6
Interest expense	(28)	(28)	(28)	(111)	(117)
Net income from unconsolidated investees	—	2	—	17	—
Asset impairment charges	—	—	(49)	—	(49)

Income before income taxes	219	206	98	630	594
Income tax provision	71	68	11	203	181

Net income	148	138	87	427	413
Net loss attributable to noncontrolling interests	—	—	—	1	1

Net income attributable to Nasdaq	$148	$138	$87	$428	$414

Per share information:
Basic earnings per share	$0.90	$0.83	$0.52	$2.56	$2.45

Diluted earnings per share	$0.88	$0.80	$0.50	$2.50	$2.39

Cash dividends declared per common share	$0.25	$0.25	$0.15	$0.90	$0.58

Weighted-average common shares outstanding for earnings per share:
Basic	164.6	166.9	168.2	167.3	168.9
Diluted	168.9	171.5	172.5	171.3	173.0

Nasdaq, Inc.

Revenue Detail

(in millions)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$109	$109	$135	$432	$525
Transaction-based expenses:
Transaction rebates	(56)	(53)	(73)	(223)	(285)
Brokerage, clearance and exchange fees	(5)	(5)	(9)	(21)	(32)

Total net equity derivative trading and clearing revenues	48	51	53	188	208
Cash Equity Trading Revenues	331	349	378	1,315	1,335
Transaction-based expenses:
Transaction rebates	(191)	(202)	(221)	(756)	(780)
Brokerage, clearance and exchange fees	(74)	(80)	(98)	(306)	(332)

Total net cash equity trading revenues	66	67	59	253	223
Fixed Income, Currency and Commodities Trading and Clearing Revenues	23	25	30	98	130
Transaction-based expenses:
Transaction rebates	(2)	(1)	—	(4)	—
Brokerage, clearance and exchange fees	(1)	(1)	(1)	(3)	(4)

Total net fixed income, currency and commodities trading and clearing revenues	20	23	29	91	126

Access and Broker Services Revenues	61	59	60	239	239

Total Net Market Services revenues	195	200	201	771	796

LISTING SERVICES REVENUES	68	66	61	264	238

INFORMATION SERVICES REVENUES
Data Products revenues	98	103	91	399	384
Index Licensing and Services revenues	29	29	22	113	89

Total Information Services revenues	127	132	113	512	473

TECHNOLOGY SOLUTIONS REVENUES
Corporate Solutions revenues	75	72	78	298	314
Market Technology revenues	71	59	64	245	246

Total Technology Solutions revenues	146	131	142	543	560

Total revenues less transaction-based expenses	$536	$529	$517	$2,090	$2,067

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	December 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$301	$427
Restricted cash	56	49
Financial investments, at fair value	201	174
Receivables, net	316	389
Deferred tax assets	24	16
Default funds and margin deposits	2,228	2,194
Other current assets	158	151

Total current assets	3,284	3,400
Property and equipment, net	323	292
Non-current deferred tax assets	619	536
Goodwill	5,395	5,538
Intangible assets, net	1,959	2,077
Other non-current assets	281	228

Total assets	$11,861	$12,071

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$158	$189
Section 31 fees payable to SEC	98	124
Accrued personnel costs	171	143
Deferred revenue	127	177
Other current liabilities	138	116
Deferred tax liabilities	24	37
Default funds and margin deposits	2,228	2,194

Total current liabilities	2,944	2,980
Debt obligations	2,364	2,297
Non-current deferred tax liabilities	602	626
Non-current deferred revenue	200	215
Other non-current liabilities	142	159

Total liabilities	6,252	6,277

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,011	3,222
Common stock in treasury, at cost	(111)	(41)
Accumulated other comprehensive loss	(864)	(682)
Retained earnings	3,571	3,292

Total Nasdaq stockholders’ equity	5,609	5,793
Noncontrolling interests	—	1

Total equity	5,609	5,794

Total liabilities and equity	$11,861	$12,071

Nasdaq, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP net income attributable to Nasdaq	$148	$138	$87	$428	$414
Non-GAAP adjustments:
Loss reserve and insurance recovery (1)	(26)	(5)	—	—	—
Amortization expense of acquired intangible assets (2)	15	15	16	62	69
Restructuring charges (3)	12	8	—	172	—
Merger and strategic initiatives (4)	4	4	35	10	81
Asset impairment charges (5)	—	—	49	—	49
Income from OCC equity investment (6)	—	—	—	(13)	—
Reversal of value added tax refund (7)	—	—	—	12	—
Sublease loss reserves	—	—	11	—	11
Extinguishment of debt	—	—	2	—	11
Special legal expenses	—	—	—	—	2
Other	—	—	—	—	2

Total non-GAAP adjustments	5	22	113	243	225
Non-GAAP adjustment to the income tax provision (8)	(3)	(9)	(61)	(90)	(97)

Total non-GAAP adjustments, net of tax	2	13	52	153	128
Non-GAAP net income attributable to Nasdaq	$150	$151	$139	$581	$542

GAAP diluted earnings per share	$0.88	$0.80	$0.50	$2.50	$2.39
Total adjustments from non-GAAP net income above	0.01	0.08	0.31	0.89	0.74

Non-GAAP diluted earnings per share	$0.89	$0.88	$0.81	$3.39	$3.13

(1)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended December 31, 2015 and September 30, 2015 represents amounts reimbursed by applicable insurance coverage which offsets the loss reserve that was recorded in March 2015.
(2)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed and amortized over the estimated useful life of the intangible asset acquired. These expenses generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(3)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In the first quarter of 2015, we also decided to change our company name from The NASDAQ OMX Group, Inc., to Nasdaq, Inc., which became effective in the third quarter of 2015. We currently estimate that we will recognize net pre-tax restructuring charges of $190 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related and other costs. We recognized restructuring charges of $12 million for the three months ended December 31, 2015, $8 million for the three months ended September 30, 2015, $2 million for the three months ended June 30, 2015 and $150 million for the three months ended March 31, 2015 for a total of $172 million for the year ended December 31, 2015. The remaining amount will be recognized through June 2016. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.

(4)	For the three months and year ended December 31, 2015 and the three months ended September 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. For the three months and year ended December 31, 2014, merger and strategic initiatives expense primarily related to our acquisition of the Investor Relations, Public Relations and Multimedia Solutions businesses of Thomson Reuters, or the TR Corporate businesses, and eSpeed and a charge of $23 million related to the reversal of a receivable under a tax sharing agreement with an unrelated party. The $23 million charge is offset by a tax benefit as described in note 8 below.
(5)	For the three months and year ended December 31, 2014, asset impairment charges of $49 million related to certain acquired intangible assets associated with customer relationships ($38 million) and certain technology assets ($11 million).
(6)	We record our investment in The Options Clearing Corporation, or OCC, as an equity method investment. Under the equity method of accounting, we recognize our share of earnings or losses of an equity method investee based on our ownership percentage. As a result of a new capital plan implemented by OCC, we were not able to determine what our share of OCC’s income was for the year ended December 31, 2014 until the first quarter of 2015, when OCC financial statements were made available to us. Therefore, we recorded other income of $13 million in the first quarter of 2015 relating to our share of OCC’s income for the year ended December 31, 2014.
(7)	We previously recorded receivables for expected value added tax, or VAT, refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(8)	For the three months and year ended December 31, 2014, amount includes $23 million associated with the recognition of a previously unrecognized tax benefit. This amount is offset by the reversal of the receivable described in note 4 above.

Nasdaq, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP operating income	$246	$231	$173	$720	$754
Non-GAAP adjustments:
Loss reserve and insurance recovery (1)	(26)	(5)	—	—	—
Amortization expense of acquired intangible assets (2)	15	15	16	62	69
Restructuring charges (3)	12	8	—	172	—
Merger and strategic initiatives (4)	4	4	35	10	81
Reversal of value added tax refund (5)	—	—	—	12	—
Sublease loss reserves	—	—	11	—	11
Extinguishment of debt	—	—	2	—	11
Special legal expenses	—	—	—	—	2
Other	—	—	—	—	2

Total non-GAAP adjustments	5	22	64	256	176

Non-GAAP operating income	$251	$253	$237	$976	$930

Revenues less transaction-based expenses	$536	$529	$517	$2,090	$2,067
Non-GAAP operating margin (6)	47%	48%	46%	47%	45%

(1)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended December 31, 2015 and September 30, 2015 represents amounts reimbursed by applicable insurance coverage which offsets the loss reserve that was recorded in March 2015.
(2)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed and amortized over the estimated useful life of the intangible asset acquired. These expenses generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(3)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In the first quarter of 2015, we also decided to change our company name from The NASDAQ OMX Group, Inc., to Nasdaq, Inc., which became effective in the third quarter of 2015. We currently estimate that we will recognize net pre-tax restructuring charges of $190 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related and other costs. We recognized restructuring charges of $12 million for the three months ended December 31, 2015, $8 million for the three months ended September 30, 2015, $2 million for the three months ended June 30, 2015 and $150 million for the three months ended March 31, 2015 for a total of $172 million for the year ended December 31, 2015. The remaining amount will be recognized through June 2016. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(4)	For the three months and year ended December 31, 2015 and the three months ended September 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. For the three months and year ended December 31, 2014, merger and strategic initiatives expense primarily related to our acquisition of the TR Corporate businesses and eSpeed and a charge of $23 million related to the reversal of a receivable under a tax sharing agreement with an unrelated party.
(5)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP operating expenses	$290	$298	$344	$1,370	$1,313
Non-GAAP adjustments:
Loss reserve and insurance recovery (1)	26	5	—	—	—
Amortization expense of acquired intangible assets (2)	(15)	(15)	(16)	(62)	(69)
Restructuring charges (3)	(12)	(8)	—	(172)	—
Merger and strategic initiatives (4)	(4)	(4)	(35)	(10)	(81)
Reversal of value added tax refund (5)	—	—	—	(12)	—
Sublease loss reserves	—	—	(11)	—	(11)
Extinguishment of debt	—	—	(2)	—	(11)
Special legal expenses	—	—	—	—	(2)
Other	—	—	—	—	(2)

Total non-GAAP adjustments	(5)	(22)	(64)	(256)	(176)

Non-GAAP operating expenses	$285	$276	$280	$1,114	$1,137

(1)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. The insurance recovery recognized during the three months ended December 31, 2015 and September 30, 2015 represents amounts reimbursed by applicable insurance coverage which offsets the loss reserve that was recorded in March 2015.
(2)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed and amortized over the estimated useful life of the intangible asset acquired. These expenses generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(3)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In the first quarter of 2015, we also decided to change our company name from The NASDAQ OMX Group, Inc., to Nasdaq, Inc., which became effective in the third quarter of 2015. We currently estimate that we will recognize net pre-tax restructuring charges of $190 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related and other costs. We recognized restructuring charges of $12 million for the three months ended December 31, 2015, $8 million for the three months ended September 30, 2015, $2 million for the three months ended June 30, 2015 and $150 million for the three months ended March 31, 2015 for a total of $172 million for the year ended December 31, 2015. The remaining amount will be recognized through June 2016. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(4)	For the three months and year ended December 31, 2015 and the three months ended September 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. For the three months and year ended December 31, 2014, merger and strategic initiatives expense primarily related to our acquisition of the TR Corporate businesses and eSpeed and a charge of $23 million related to the reversal of a receivable under a tax sharing agreement with an unrelated party.
(5)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Market Services
Equity Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	14.4	16.0	16.1
Nasdaq PHLX matched market share	17.0%	15.8%	16.2%
The NASDAQ Options Market matched market share	7.8%	6.7%	9.7%
Nasdaq BX Options Market matched market share	1.0%	0.9%	0.7%

Total matched market share executed on Nasdaq’s exchanges	25.8%	23.4%	26.6%

Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	445,660	336,392	379,604

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	7.05	7.32	7.00
Matched share volume (in billions)	82.2	88.2	90.8
Matched market share executed on NASDAQ	15.2%	15.7%	17.6%
Matched market share executed on Nasdaq BX	2.1%	2.1%	2.0%
Matched market share executed on Nasdaq PSX	0.9%	1.0%	0.7%

Total matched market share executed on Nasdaq’s exchanges	18.2%	18.8%	20.3%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility	32.0%	30.2%	30.2%
Total market share (2)	50.2%	49.0%	50.5%

Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades	388,433	405,614	390,302
Total average daily value of shares traded (in billions)	$5.0	$4.4	$4.8
Total market share executed on Nasdaq’s exchanges	67.7%	69.7%	69.6%

Fixed Income, Currency and Commodities Trading and Clearing
Total U.S. Fixed Income
U.S. fixed income notional trading volume (in billions)	$5,191	$7,397	$8,627

Nasdaq Nordic and Nasdaq Baltic fixed income
Total average daily volume fixed income contracts	105,248	116,563	98,284

Nasdaq Commodities
Power contracts cleared (TWh) (3)	419	385	413

Listing Services
Initial public offerings
NASDAQ	32	35	49
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	22	7	20
New listings
NASDAQ (4)	72	80	95
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	26	9	23
Number of listed companies
NASDAQ (6)	2,859	2,850	2,782
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	852	835	792

Information Services
Number of licensed exchange traded products	222	210	166
ETP Assets under management (AUM) tracking Nasdaq indexes (in billions) (8)	$114	$103	$99

Technology Solutions
Market Technology
Order intake (in millions) (9)	$116	$83	$194
Total order value (in millions) (10)	$788	$738	$716

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on NASDAQ’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/NASDAQ Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded funds, or ETFs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Represents assets under management in licensed exchange traded products, or ETPs.
(9)	Total contract value of orders signed during the period.
(10)	Represents total contract value of orders signed that are yet to be recognized as revenue.